Exhibit 10.16(a)
TOMOTHERAPY INCORPORATED
INCENTIVE STOCK OPTION PLAN
As Amended and Restated May 23, 2001
     1. Purpose. The purpose of the TomoTherapy Incorporated Incentive Stock Option Plan (the “Plan”) is to encourage certain employees of TomoTherapy Incorporated (the “Corporation”) to acquire or increase their stock ownership in the Corporation, to provide an incentive to such employees to promote the financial success of the Corporation, and to enable the Corporation to attract and retain personnel necessary for continued growth and profitability.
     2. Effective Date and Term of Plan. The Plan shall be effective as of the date adopted by the Board of Directors and shall continue for a period of ten years thereafter unless sooner terminated as provided in Paragraph 18.
     3. Approval of Shareholders. The Plan is subject to the approval of holders of a majority of all of the outstanding voting shares of the Corporation. If it is not so approved on or before one year after the date of adoption of the Plan by the Board of Directors, the Plan shall not come into effect and any options granted pursuant to the Plan shall be deemed cancelled. No option may be exercised prior to approval of the Plan by the shareholders.
     4. Stock Subject to Plan. Only Common Stock, with $.01 par value per share, of the Corporation (“Common Stock”) may be issued pursuant to options granted under this Plan. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the Plan (“Options”) is Eleven Thousand Nine Hundred Sixty-seven (11,967) shares, subject to any adjustments provided in Paragraph 17. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for further grants under the Plan.
     5. Administration. The Plan shall be administered by the committee described in Paragraph 6 (the “Committee”). Subject to the express provisions of the Plan, the Committee shall have complete authority in its discretion, to determine those employees (“Participants”) to whom Options shall be granted, the option price, the option periods and the number of shares to be subject to each Option. Subject to the express provisions of the Plan, the Committee shall also have the authority in its discretion to prescribe the time or times at which Options may be exercised, the limitations upon the exercise of Options (including limitations effective upon the death, disability or termination of employment of any Participant) and the restrictions, if any, to be imposed upon the transferability of shares acquired upon exercise of Options. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the success of the Corporation and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical), to determine whether the shares delivered upon exercise of Options will be treasury shares or will be authorized but previously unissued shares and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations on the matters referred to in this paragraph shall be conclusive.
     6. Committee. The Committee shall consist of not less than two members of the Board of Directors who are not eligible, and have not at any time within one year prior to appointment to the Committee been eligible, to receive options under the Plan. The Committee shall be appointed from time to time by the Board of Directors, which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may hold meetings by use of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other.
     7. Eligibility. An Option may be granted under the Plan to any employee of the Corporation, and of its present and future subsidiaries, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (“Subsidiaries”). The foregoing notwithstanding, members of the Committee shall not, while serving as members of the Committee, be eligible to receive Options.
     8. Option Price. The option price per share will be determined by the Committee at the time each Option is granted, but shall not be less than 100% of the fair market value, as determined by the Committee, of a share of Common Stock on the date of grant. If such Option is granted to a person who owns, directly or indirectly, stock possessing more than 10%of the total combined voting power of all classes of stock of the Corporation on the date of the grant, the option price per share shall not be less than 110% of its fair market value.
     9. Option Periods. The term of each Option will be for such period not exceeding ten years from the date of grant, as the Committee shall determine; provided, however, that if such Option is granted to a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation on the date of the grant, the term of such Option shall not exceed five years from the date of grant. An Option shall be considered granted on the date the Committee acts to grant the Option or such later date as the Committee shall specify. Each Option shall be subject to earlier termination as described under Paragraphs 14 and 18.
     10. Exercise of Options. Each Option may be exercised at any time during the option period for such Option (subject to the restrictions in this paragraph, in Paragraph 14 and in the agreements referred to in Paragraph 15) by written notice delivered to an officer of the Corporation, stating the number of shares with respect to which the Option is being exercised. No partial exercise of such Option may be for less than one full share. In no event shall the Company be required to transfer fractional Shares to the Participant.
     11. Payment for Shares. Within five (5) business days following the date of exercise, the Participant shall make full payment of the option price (i) in cash; (ii) with the consent of the Committee, by tendering previously acquired shares of Common Stock (valued at their fair market value, as determined by the Committee, as of the date of exercise); or (iii) any combination of (i) and (ii). Shares of Common Stock tendered shall be duly endorsed in blank or accompanied by stock powers duly endorsed in blank. Upon receipt of the payment of the entire option price for the shares so purchased, certificates for such shares shall be delivered to the Participant. Such certificates shall bear a legend on the reverse side reflecting the transfer restrictions described in Paragraph 12.
     12. Transfer Restrictions. Shares of common stock purchased under the Plan are governed by, and may not be sold or otherwise disposed of except in compliance with (i) the Corporation’s Bylaws and (ii) the registration requirements of the Securities Act of 1933 and any applicable state securities laws (unless such transaction is, in the opinion of counsel for the Corporation, exempt from registration under such Act and laws). The transferability of such shares shall also be subject to the restrictions contained in a shareholder agreement that, among other restrictions, will grant the Company the right to repurchase the shares under certain circumstances, including termination of employment. The Participant shall execute such a document in the form required by the Company on the dates shares are issued to Participant and the Participant agrees to execute such shareholder agreement and be bound by its terms.
     13. Maximum Per Participant. The aggregate fair market value, as determined by the Committee, of the stock for which options held by a Participant are exercisable for the first time under the Plan or other options granted to the Participant under any plan of the Corporation or any Subsidiary during any calendar year shall not exceed $100,000. For purposes of this paragraph, the fair market value of stock subject to an Option or other Incentive Stock Option shall be determined as of the date the Option or other Incentive Stock Option, as the case may be, is granted.
     14. Termination of Employment. Except as expressly provided in this Paragraph 14, no Option may be exercised more than three (3) months after a termination of a Participant’s employment with the Corporation. If termination of employment results from the deliberate, willful or gross misconduct of a Participant or the Participant’s unreasonable neglect of or refusal to perform Participant’s duties or responsibilities, then the Option may not be exercised and all of the Participant’s rights in the Option shall be forfeited upon termination. If termination of employment results from the disability of a Participant within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, any Option may be exercised at any time within twelve (12) months after such termination of employment, but in no event beyond the option period. If termination of employment results from the death of a

Participant, the personal representative of the Participant’s estate, or a person who by bequest, inheritance, or otherwise by reason of the Participant’s death, acquired the right to exercise the Option, may exercise any Option at any time within three (3) years after the death of such Participant, but in no event beyond the option period. The Committee may impose additional restrictions upon the exercise of Options after termination of employment, including prohibition of such exercise.
     15. Agreements. Options granted pursuant to the Plan shall be evidenced by stock option agreements in such form as the Committee shall from time to time adopt.
     16. Nontransferability of Options. Options under the Plan are not transferable by a Participant other than by will or the laws of descent or distribution, and may be exercised during the lifetime of a Participant only by such Participant.
     17. Adjustment of Number of Shares. In the event of any change in the outstanding Common Stock of the Corporation by reason of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the Committee shall, consistent with such change, appropriately adjust the number and kind of shares which thereafter may be optioned and sold under the Plan, the number and kind of shares under option in outstanding stock option agreements and the purchase price per share thereof. The determination of the Committee as to any such adjustment shall be final and conclusive. No adjustment or substitution provided for in this paragraph shall require the Corporation to sell a fractional share and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.
     18. Amendment, Suspension or Termination. The Board of Directors, without further approval of the shareholders, may from time to time amend, suspend or terminate the Plan in such respects as the Board may deem advisable, provided, however, that no amendment shall become effective without prior approval of the shareholders which would (i) increase the aggregate number of shares which may be issued pursuant to Options granted under the Plan, except as permitted under Paragraph 17; (ii) permit the granting of options to anyone other than an employee of the Corporation or a Subsidiary or to a member of the Committee; (iii) decrease the minimum option prices; (iv) increase the maximum option periods; (v) increase the maximum per Participant set in Paragraph 13; or (vi) extend the term of the Plan. No amendment shall, without a Participant’s consent, alter or impair any of the rights or obligations under any Option theretofore granted to the Participant.

     The undersigned officer of TomoTherapy Incorporated certifies that the foregoing TomoTherapy Incorporated Incentive Stock Option Plan, was approved and adopted by Unanimous Written Consent of the Directors and Shareholders dated as of June 8, 1999.

/s/ Frederick A. Robertson, M.D.
Frederick A. Robertson, M.D., Chief Executive Officer